Exhibit 99.2

American Eagle Outfitters, Inc.
April 2008

Recorded Sales Commentary Transcript dated May 8, 2008

Good morning and welcome to the American Eagle Outfitters April 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended May 3, 2008 increased 15% to $197.7 million, compared to $171.9 million for the four weeks ended May 5, 2007. Comparable store sales increased 2%, compared to a 10% comp decline for the same period last year.

April sales reflected an improvement in store traffic, more seasonal weather and the arrival of our new summer collections. The AE Men's business increased in the low double-digits, while the women's comp declined in the mid single-digits. We continue to experience strength across most men's categories. In women's, jeans, pants and accessories were the most challenging areas. We saw positive results in knit tops, graphic tee's, shorts and dresses.

In April, the average unit retail price decreased in the mid single-digits, driven by higher markdowns. Units sold and transactions per store increased in April. And, we are comfortable with our inventory levels entering the second quarter.

By region, the Northeast and Canada were the strongest, while the Southeast and West were the weakest regions.

Sales related to our direct business increased 44% in April driven by increased traffic and higher conversion.

We are maintaining our first quarter earnings per share guidance of $0.18 to $0.20 per share. This compares to $0.35 per share last year.

We will announce first quarter results on Wednesday, May 28th before the market opens. To listen to our conference call, please dial 877-407-0789, or internationally dial 201-689-8562 at approximately 8:50 eastern time.

Thank you for your continued interest in American Eagle Outfitters.